Exhibit 99.1

NEWS RELEASE

CONTACT:
Gary S. Maier
Vice President, Corporate Communications & IR
(310) 972-5124

MOTORCAR PARTS OF AMERICA REPORTS RECORD SALES FOR FISCAL 2023 FOURTH QUARTER AND YEAR

- Provides Fiscal 2024 Guidance; Margin Improvement and Free Cash Generation Expected to Gain Momentum as Fiscal Year Evolves–

LOS ANGELES, CA – June 13, 2023 – Motorcar Parts of America, Inc. (Nasdaq: MPAA) today reported results for its fiscal 2023 fourth quarter and year ended March 31, 2023, reflecting record sales and solid demand across multiple categories -- including the company’s rotating electrical and emerging brake-related products.

Fiscal 2023 Fourth Quarter Results

Net sales for the fiscal 2023 fourth quarter increased 18.8 percent to a record $194.7 million from $163.9 million in the prior year.

Fiscal fourth quarter results benefited from increasing product demand for the spring and summer seasons and recently implemented price increases.

Net income for the fiscal 2023 fourth quarter was $1.5 million, or $0.07 per diluted share, compared with a net loss of $322,000, or $0.02 per share, a year ago.

Fiscal fourth quarter results were impacted by an income tax expense of $10.4 million, or an effective rate of 87.7 percent.

Interest expense increased by $7.8 million, or $0.30 per diluted share, to $11.9 million from $4.0 million a year ago.  The increase in interest expense was mainly due to higher market rates -- primarily related to customer vendor financing programs, representing $4.9 million of the increase.  The company expects to realize meaningful annualized price increases throughout the new fiscal year, which will contribute to net income enhancement.
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Motorcar Parts of America, Inc.
2-2-2
Non-cash items, as detailed in Exhibit 1, benefited results by approximately $1.5 million, or $0.07 per diluted share.  Net cash items, including an employee retention credit, partially offset by transitory costs related to supply chain disruptions, benefited results by $922,000, or $0.05 per diluted share, also detailed in Exhibit 1. Results for the quarter were also impacted byinflationary costs not fully absorbed by price increases.

Fiscal 2023 fourth quarter results included a $5.1 million employee retention credit (ERC) related to expenses incurred during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.

Prior-year net loss of $322,000, or $0.02 per share, was impacted by approximately $1.9 million, or $0.10 per share, of non-cash items as detailed in Exhibit 1. The company also was impacted by approximately $3.2 million, or $0.17 per share, of other costs, including transitory costs related to supply chain disruptions for the prior year.

Gross profit for the fiscal 2023 fourth quarter increased by 40.3 percent to $36.2 million from $25.8 million a year earlier. Gross profit as a percentage of net sales for the fiscal 2023 fourth quarter was 18.6 percent compared with 15.7 percent a year earlier. Gross margin for the fiscal 2023 fourth quarter benefited from price increases. Gross margin for the fiscal 2023 fourth quarter was impacted by inflationary costs not fully absorbed by price increases, and higher per unit costs resulting from less absorption of overhead costs as the company manages inventory levels, and changes in product mix.  In addition to the above items, gross margin for the fiscal 2023 fourth quarter was impacted by $3.6 million, or 1.9 percent, of non-cash items, and $879,000, or 0.5 percent, by the transitory supply chain disruptions, partially offset by an employee retention credit, as detailed in Exhibit 3.

Gross margin improvement is expected to be enhanced as the full benefit of certain price increases is realized, and by higher sales volume and further anticipated operational efficiencies. A portion of the most recent price increases was realized late in the fiscal fourth quarter, with the balance taking effect in the fiscal 2024 first half.

“Fiscal 2023 record sales benefited from the strength of our products and excellent customer relationships, enhanced by being a critical supplier of non-discretionary automotive parts. We expect our position will gain further momentum with favorable industry data indicating that consumers are continuing to defer new car purchases, with the average vehicle age at a new record high of 12.5 years. In addition, as fiscal 2024 evolves, we expect to realize incremental operational efficiencies and increasing sales volume, particularly from our emerging brake-related product lines, as well as benefits from rational pricing increases across the board to help offset inflation and higher interest rates,” said Selwyn Joffe, chairman, president, and chief executive officer.
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Motorcar Parts of America, Inc.
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“Despite headwinds during the year, we remain optimistic about our business. We have built a solid foundation for growth and profitability, as evidenced by our guidance for fiscal 2024 discussed below and expect improving margins and cash flow supported by multiple product line offerings,” Joffe said.

Twelve-Month Results

Net sales for fiscal 2023 increased 5.0 percent to a record $683.1 million from $650.3 million in the prior year.  Prior-year net sales were positively impacted by $13.3 million in core revenue due to a realignment of inventory at customer distribution centers with sales benefits evolving as product mix changes.

Sales benefited from increasing product demand for the spring and summer seasons and recently implemented price increases.

Net loss for fiscal 2023 was $4.2 million, or $0.22 per share, compared with net income of $7.4 million, or $0.38 per diluted share, a year ago.  Fiscal 2023 results included a $5.1 million employee retention credit, as referenced in the fiscal 2023 fourth quarter discussion above.

Interest expense increased by $24.0 million, or $0.93 per share, to $39.6 million from $15.6 million a year ago.  The increase in interest expense was mainly due to higher market rates -- primarily related to customer vendor financing programs, representing approximately $17.2 million of the increase.

Non-cash items, as detailed in Exhibit 2, impacted results by approximately $8.2 million, or $0.42 per share.  Other impacts to results, including transitory costs related to supply chain disruptions, partially offset by an employee retention credit, were approximately $8.5 million, or $0.44 per share, also detailed in Exhibit 2.  Net loss for fiscal 2023 was impacted by various other items discussed above for the quarter.

Gross profit for fiscal 2023 was $114.0 million compared with $117.9 million a year earlier. Gross profit as a percentage of net sales for fiscal 2023 was 16.7 percent compared with 18.1 percent a year earlier. Gross margin for fiscal 2023 was impacted by $15.5 million, or 2.3 percent, of non-cash items, and $9.5 million, or 1.4 percent, by the transitory supply chain disruptions, partially offset by an employee retention credit, as detailed in Exhibit 4. In addition, gross margin for fiscal 2023 was also impacted by various items discussed above for the quarter.  Gross margin improvement is expected to be enhanced as the full benefit of certain price increases is realized, and by higher sales volume and further operational efficiencies.

Considerations for Fiscal 2024

•	No customer or share losses in Fiscal 2023.
•	Ordering activity has resumed related to previous delays by a certain customer.
•	New brake-related business is now gaining momentum following certain customer change-over delays.
•	Better absorption of overhead costs with greater production and purchasing volume from increasing orders; and new business activity, with margin improvement expected to benefit.
•	Management is working with customers to address the impact of a sharply higher interest rate environment and customer vendor financing program costs.
•	Easing of supply chain challenges.
•	Capital expenditures requirements have greatly reduced as the build out in Mexico is now completed.
•	Recent strategic $32 million convertible note complements management’s ongoing goals and objectives, while enhancing the company’s working capital to support building sustainable shareholder value.

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Motorcar Parts of America, Inc.
4-4-4
Fiscal 2024 Guidance
Motorcar Parts of America expects net sales for its fiscal year ending March 31, 2024 to be between $720 million to $740 million, representing between 5.4 percent and 8.3 percent year-over-year growth. Operating income is expected to be between $60 million and $65 million, before the non-cash foreign exchange impact of lease liabilities and forward contracts, the non-cash impact of revaluation of cores on customers’ shelves, and supply chain disruptions. The company estimates other non-cash items will be approximately $16 million, including core and finished goods premium amortization and share-based compensation, and cash expenses will be approximately $2 million for special EV-related research and development expenses impacting operating income. The company estimates depreciation and amortization will be approximately $12 million.

Use of Non-GAAP Measure

This press release includes the following non-GAAP measure – EBITDA, which is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of financial performance. The company believes this non-GAAP measure, when considered together with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, this non-GAAP measure has significant limitations in that it does not reflect all the costs and other items associated with the operation of the company’s business as determined in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. For a definition and reconciliation of EBITDA to net income, its corresponding GAAP measure, see the financial tables included in this press release. Also, refer to our Form 8-K to which this release is attached, and other filings we make with the SEC, for further information regarding this measure.
Earnings Conference Call and Webcast
Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations. The call will be open to all interested investors either through a live audio webcast at www.motorcarparts.com or live by calling (888) 440-5584 (domestic) or (646) 960-0457 (international). For those who are not available to listen to the live broadcast, the call will be archived on Motorcar Parts of America’s website www.motorcarparts.com. A telephone playback of the conference call will also be available from approximately 1:00 p.m. Pacific time on June 13, 2023 through 8:59 p.m. Pacific time on June 20, 2023 by calling (800) 770-2030 (domestic) or (647) 362-9199 (international) and using access code: 1545314.
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Motorcar Parts of America, Inc.
5-5-5
About Motorcar Parts of America, Inc.
Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearings and hub assemblies, brake calipers, brake pads, brake rotors, brake master cylinders, brake power boosters, turbochargers, and diagnostic testing equipment utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States, Canada, and Mexico, with facilities located in California, New York, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada. In addition, the company’s electrical vehicle subsidiary designs and manufactures testing solutions for performance, endurance, and production of multiple components in the electric power train – providing simulation, emulation, and production applications for the electrification of both automotive and aerospace industries, including electric vehicle charging systems. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2023 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Financial tables follow)
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
	(Unaudited)

Net sales	$194,727,000	$163,916,000	$683,074,000	$650,308,000
Cost of goods sold	158,576,000	138,148,000	569,112,000	532,443,000
Gross profit	36,151,000	25,768,000	113,962,000	117,865,000
Operating expenses:
General and administrative	12,677,000	15,943,000	54,756,000	57,499,000
Sales and marketing	4,487,000	5,671,000	21,729,000	22,833,000
Research and development	1,992,000	2,871,000	10,322,000	10,502,000
Foreign exchange impact of lease liabilities and forward contracts	(6,738,000)	(3,442,000)	(9,291,000)	(1,673,000)
Total operating expenses	12,418,000	21,043,000	77,516,000	89,161,000
Operating income	23,733,000	4,725,000	36,446,000	28,704,000
Interest expense, net	11,880,000	4,045,000	39,555,000	15,555,000
Income (loss) before income tax expense	11,853,000	680,000	(3,109,000)	13,149,000
Income tax expense	10,394,000	1,002,000	1,098,000	5,788,000

Net income (loss)	$1,459,000	$(322,000)	$(4,207,000)	$7,361,000
Basic net income (loss) per share	$0.07	$(0.02)	$(0.22)	$0.38
Diluted net income (loss) per share	$0.07	$(0.02)	$(0.22)	$0.38
Weighted average number of shares outstanding:
Basic	19,492,962	19,104,198	19,340,246	19,119,727
Diluted	19,603,394	19,104,198	19,340,246	19,559,646

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	March 31, 2023	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$11,596,000	$23,016,000
Short-term investments	2,011,000	2,202,000
Accounts receivable — net	119,868,000	85,075,000
Inventory — net	339,675,000	370,503,000
Inventory unreturned	16,579,000	15,001,000
Contract assets	25,443,000	27,500,000
Income tax receivable	2,156,000	301,000
Prepaid expenses and other current assets	20,150,000	13,387,000
Total current assets	537,478,000	536,985,000
Plant and equipment — net	46,052,000	51,062,000
Operating lease assets	87,619,000	81,997,000
Deferred income taxes	32,625,000	26,982,000
Long-term contract assets	318,381,000	310,255,000
Goodwill	3,205,000	3,205,000
Intangible assets — net	2,143,000	3,799,000
Other assets	1,062,000	1,413,000
TOTAL ASSETS	$1,028,565,000	$1,015,698,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$119,437,000	$147,469,000
Accrued liabilities	22,329,000	20,966,000
Customer finished goods returns accrual	37,984,000	38,086,000
Contract liabilities	40,340,000	42,496,000
Revolving loan	145,200,000	155,000,000
Other current liabilities	4,871,000	11,930,000
Operating lease liabilities	8,767,000	6,788,000
Current portion of term loan	3,664,000	3,670,000
Total current liabilities	382,592,000	426,405,000
Term loan, less current portion	9,279,000	13,024,000
Convertible notes, related party	30,994,000	-
Contract liabilities, less current portion	193,606,000	172,764,000
Deferred income taxes	718,000	126,000
Operating lease liabilities, less current portion	79,318,000	80,803,000
Other liabilities	11,583,000	7,313,000
Total liabilities	708,090,000	700,435,000
Commitments and contingencies
Shareholders' equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	-	-
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	-	-
Common stock; par value $.01 per share, 50,000,000 shares authorized; 19,494,615 and 19,104,751 shares issued and outstanding at March 31, 2023 and 2022, respectively	195,000	191,000
Additional paid-in capital	231,836,000	227,184,000
Retained earnings	88,747,000	92,954,000
Accumulated other comprehensive loss	(303,000)	(5,066,000)
Total shareholders' equity	320,475,000	315,263,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,028,565,000	$1,015,698,000

Additional Information and Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the company has included the following additional information and non-GAAP financial measures for the three and twelve months ended March 31, 2023 and 2022. Among other things, the company uses such additional information and non-GAAP adjusted financial measures in addition to and together with corresponding GAAP measures to help analyze the performance of its business.

The company believes this information helps provide a more complete understanding of the company's results of operations and the factors and trends affecting the company's business. However, this information should be considered as a supplement to, and not as a substitute for, or superior to, information contained in the company’s financial statements prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may be calculated differently and are therefore not comparable to similar measures by other companies.

The company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. A reconciliation of EBITDA to net income is provided below along with information regarding such items.

Items Impacting Net Income for the Three Months Ended March 31, 2023 and 2022	Exhibit 1

	Three Months Ended March 31,
	2023		2022
	$	Per Share	$	Per Share
GAAP net income (loss)	$1,459,000	$0.07	$(322,000)	$(0.02)

Non-cash items impacting net income (loss)
Core and finished goods premium amortization	$2,608,000	$0.13	$2,947,000	$0.15
Revaluation - cores on customers' shelves	1,032,000	0.05	1,154,000	0.06
Share-based compensation expenses and earn-out accruals	1,164,000	0.06	1,830,000	0.10
Foreign exchange impact of lease liabilities and forward contracts	(6,738,000)	(0.34)	(3,442,000)	(0.18)
Tax effect (a)	484,000	0.02	(622,000)	(0.03)
Total non-cash items impacting net income (loss)	$(1,450,000)	$(0.07)	$1,867,000	$0.10

Cash items impacting net income (loss)
Supply chain disruptions and related costs (b)	$2,951,000	$0.15	$3,938,000	$0.21
New product line start-up costs and transition expenses, and severance (c)	923,000	0.05	358,000	0.02
Employee retention credit (d)	(5,104,000)	(0.26)	-	-
Tax effect (a)	308,000	0.02	(1,074,000)	(0.06)
Total cash items impacting net income (loss)	$(922,000)	$(0.05)	$3,222,000	$0.17

(a) Tax effect is calculated by applying an income tax rate of 25.0% to items listed above; this rate may differ from the period's actual income tax rate.
(b) For the three-months ended March 31, 2023, consists of $2,913,000 impacting gross profit and $38,000 included in operating expenses.
For the three-months ended March 31, 2022, consists of of $3,337,000 impacting gross profit and $601,000 included in operating expenses.
(c) For the three-months ended March 31, 2023, consists of $923,000 included in operating expenses.
For the three-months ended March 31, 2022, consists of $358,000 included in operating expenses.
(d) For the three-months ended March 31, 2023, consists of ($2,034,000) impacting gross profit and ($3,070,000) included in operating expenses.

Note:  Results for the twelve months ended March 31, 2023 include a $5.1 million, employee retention credit (ERC).  The ERC was reimbursement for prior incurred expenses during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.

Items Impacting Net Income for the Twelve Months Ended March 31, 2023 and 2022	Exhibit 2

	Twelve Months Ended March 31,
	2023		2022
	$	Per Share	$	Per Share
GAAP net (loss) income	$(4,207,000)	$(0.22)	$7,361,000	$0.38

Non-cash items impacting net (loss) income
Core and finished goods premium amortization	$11,791,000	$0.61	$11,960,000	$0.61
Revaluation - cores on customers' shelves	3,736,000	0.19	4,671,000	0.24
Share-based compensation expenses and earn-out accruals	4,685,000	0.24	7,384,000	0.38
Foreign exchange impact of lease liabilities and forward contracts	(9,291,000)	(0.48)	(1,673,000)	(0.09)
Tax effect (a)	(2,730,000)	(0.14)	(5,586,000)	(0.29)
Total non-cash items impacting net (loss) income	$8,191,000	$0.42	$16,756,000	$0.86

Cash items impacting net (loss) income
Supply chain disruptions and related costs (b)	$12,914,000	$0.67	$20,195,000	$1.03
New product line start-up costs and transition expenses, and severance (c)	3,565,000	0.18	3,425,000	0.18
Employee retention credit (d)	(5,104,000)	(0.26)	-	-
Gain due to realignment of inventory at customer distribution centers	-	-	(4,862,000)	(0.25)
Tax effect (a)	(2,844,000)	(0.15)	(4,690,000)	(0.24)
Total cash items impacting net (loss) income	$8,531,000	$0.44	$14,068,000	$0.72

(a) Tax effect is calculated by applying an income tax rate of 25.0% to items listed above; this rate may differ from the period's actual income tax rate.
(b) For the twelve-months ended March 31, 2023, consists of $11,485,000 impacting gross profit and $1,429,000 included in operating expenses.
For the twelve-months ended March 31, 2022, consists of $17,894,000 impacting gross profit and $2,301,000 included in operating expenses.
(c) For the twelve-months ended March 31, 2023, consists of $3,565,000 included in operating expenses.
For the twelve-months ended March 31, 2022, consists of $2,744,000 included in cost of goods sold and $681,000 included in operating expenses.
(d) For the twelve-months ended March 31, 2023, consists of ($2,034,000) impacting gross profit and ($3,070,000) included in operating expenses.

Note:  Results for the twelve months ended March 31, 2023 include a $5.1 million, employee retention credit (ERC).  The ERC was reimbursement for prior incurred expenses during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.

Items Impacting Gross Profit for the Three Months Ended March 31, 2023 and 2022	Exhibit 3

	Three Months Ended March 31,
	2023		2022
	$	Gross Margin	$	Gross Margin
GAAP gross profit	$36,151,000	18.6%	$25,768,000	15.7%

Non-cash items impacting gross profit
Core and finished goods premium amortization	$2,608,000	1.3%	$2,947,000	1.8%
Revaluation - cores on customers' shelves	1,032,000	0.5%	1,154,000	0.7%
Total non-cash items impacting gross profit	$3,640,000	1.9%	$4,101,000	2.5%

Cash items impacting gross profit
Supply chain disruptions and related costs	$2,913,000	1.5%	$3,337,000	2.0%
Employee retention credit	(2,034,000)	-1.0%	-	-
Total cash items impacting gross profit	$879,000	0.5%	$3,337,000	2.0%

Note:  Results for the three months ended March 31, 2023 include a $5.1 million, employee retention credit (ERC), including a $2.0 million impact to cost of goods sold and a $3.1 million impact to operating expenses.  The ERC was reimbursement for prior incurred expenses during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.

Items Impacting Gross Profit for the Twelve Months Ended March 31, 2023 and 2022	Exhibit 4

	Twelve Months Ended March 31,
	2023		2022
	$	Gross Margin	$	Gross Margin
GAAP gross profit	$113,962,000	16.7%	$117,865,000	18.1%

Non-cash items impacting gross profit
Core and finished goods premium amortization	$11,791,000	1.7%	$11,960,000	1.8%
Revaluation - cores on customers' shelves	3,736,000	0.5%	4,671,000	0.7%
Total non-cash items impacting gross profit	$15,527,000	2.3%	$16,631,000	2.6%

Cash items impacting gross profit
Supply chain disruptions and related costs	$11,485,000	1.7%	$17,894,000	2.8%
New product line start-up costs and transition expenses	-	-	2,744,000	0.4%
Employee retention credit	(2,034,000)	-0.3%	-	-
Gain due to realignment of inventory at customer distribution centers (a)	-	-	(4,862,000)	-0.4%
Total cash items impacting gross profit	$9,451,000	1.4%	$15,776,000	2.8%

(a) gross margin reflecting impact to net sales and cost of goods sold

Note:  Results for the twelve months ended March 31, 2023 include a $5.1 million, employee retention credit (ERC), including a $2.0 million impact to cost of goods sold and a $3.1 million impact to operating expenses.  The ERC was reimbursement for prior incurred expenses during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.

Items Impacting EBITDA for the Three and Twelve Months Ended March 31, 2023 and 2022	Exhibit 5

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
GAAP net income (loss)	$1,459,000	$(322,000)	$(4,207,000)	$7,361,000
Interest expense, net	11,880,000	4,045,000	39,555,000	15,555,000
Income tax (benefit) expense	10,394,000	1,002,000	1,098,000	5,788,000
Depreciation and amortization	3,122,000	3,295,000	12,444,000	12,886,000
EBITDA	$26,855,000	$8,020,000	$48,890,000	$41,590,000

Non-cash items impacting EBITDA
Core and finished goods premium amortization	$2,608,000	$2,947,000	$11,791,000	$11,960,000
Revaluation - cores on customers' shelves	1,032,000	1,154,000	3,736,000	4,671,000
Share-based compensation expenses and earn-out accruals	1,164,000	1,830,000	4,685,000	7,384,000
Foreign exchange impact of lease liabilities and forward contracts	(6,738,000)	(3,442,000)	(9,291,000)	(1,673,000)
Total non-cash items impacting EBITDA	$(1,934,000)	$2,489,000	$10,921,000	$22,342,000

Cash items impacting EBITDA
Supply chain disruptions and related costs	$2,951,000	$3,938,000	$12,914,000	$20,195,000
New product line start-up costs and transition expenses, and severance (a)	923,000	358,000	3,565,000	3,194,000
Employee retention credit	(5,104,000)	-	(5,104,000)	-
Gain due to realignment of inventory at customer distribution centers	-	-	-	(4,862,000)
Total cash items impacting EBITDA	$(1,230,000)	$4,296,000	$11,375,000	$18,527,000

(a) Excludes depreciation, which is included in the depreciation and amortization line item.

Note:  Results for the three and twelve months ended March 31, 2023 include a $5.1 million, employee retention credit (ERC).  The ERC was reimbursement for prior incurred expenses during the COVID-19 pandemic. Subsequent to the pandemic, cost-reduction initiatives related to employee-related expenses were implemented, along with other ongoing strategic opportunities to reduce costs -- resulting in approximately $5 million annual run-rate expense reductions, going forward.